Exhibit 99.1

RadioShack Believes Claimed Covenant Breaches By Term Lenders Are Wrong And Self-Serving

Provides Update on Turnaround Plan; Refuses To Be Distracted By Self-Interested Actions of Solitary Lender Group

FORT WORTH, Texas, Dec. 2, 2014 /PRNewswire/ — RadioShack Corporation (NYSE: RSH) announced today that it received a notice from Salus Capital Partners, a unit of Harbinger Group, Inc., claiming covenant breaches under the $250 million Term Loan facility provided by Salus and Cerberus Business Finance, a unit of Cerberus Capital Management. The claims relate primarily to the recapitalization and investment agreement and amendment to the Company’s ABL credit facility, which in each case were entered into by the Company on October 3, 2014. RadioShack believes these claims are wrong and self-serving.

RadioShack intends to vigorously contest the claims. The Company has been advised by lenders holding a majority of the loans and commitments under its ABL credit facility that they intend to continue to extend credit to the Company in accordance with the terms of the ABL credit facility.

Joe Magnacca, RadioShack’s chief executive officer, said, “We will do everything we can to assure that these claims do not distract us from our ongoing efforts to rationalize our capital structure and transform our business. We will maintain our focus on operating our business as we move forward.”

Magnacca continued: “Despite their intimate knowledge of the challenges that RadioShack faced when they extended credit to us late last year, our current term lenders have repeatedly blocked our efforts to accelerate and intensify our turnaround and make smart decisions for our business. Now, prompted by their narrow self-interest, they appear to be trying to manufacture a problem during the critical Holiday shopping season in an effort to get out of a loan on which they have already reaped more than $35 million in fees and interest payments.”

“We intend to do everything in our power to prevent them from using what we see as unfounded technical arguments to benefit unjustly at the expense of other creditors, the hundreds of communities we serve, the many other businesses we support and the jobs of more than 25,000 hard-working people,” Magnacca said.

Magnacca continued, “This is particularly disturbing in light of meaningful steps we have taken in our turnaround plan, as well as the recapitalization steps announced in October which, if conditions are satisfied, would result in the conversion of at least $120 million of debt into equity.” Among the operational steps taken by RadioShack are the following:

•	The Company has reconfigured store hours at select locations that are expected to reduce annual operating costs by $35 million and have also completed major cost reduction projects, principally saving costs in IT and more efficient DC operations, of over $39 million.

•	As the Company has communicated clearly to the term lenders, it has additional cost-reduction measures in process that it intends to announce in connection with its upcoming quarterly earnings release, which it believes could save an additional $200 million or more in operating expenses beyond the impact of the store closures, dramatically improving the cash flow of its business.

An additional critical cost reduction measure involves the closure of up to 1,100 stores so that the Company can focus on its profitable, go-forward locations. Earlier this year, RadioShack asked the term lenders for consent to close these stores, which the Company estimates would have enhanced overall EBITDA by about $83 million and created an additional $87 million of liquidity from reduced and focused inventory levels. They refused unless the Company paid significant fees, prepaid a substantial portion of their debt and agreed to other covenants and concessions that the Company believed to be unreasonable, even though these store closures would have clearly benefited the Company and its stakeholders.

Then, in late October, RadioShack requested that the term lenders consent to the closure of a smaller but significant portion of these same stores, but they again refused. Most recently, RadioShack repeated its request that the term lenders consent to permit the closure of up to 1,100 stores to provide the Company with a rational store base going forward, and yet still has not received their approval. For RadioShack, these requests, for months, have been about the Company’s continued efforts to transform its business, serve its customers and preserve the jobs of the vast majority of its employees.

Magnacca concluded: “It appears to us that the term lenders seek only to advance their particular interests at the expense of all other RadioShack stakeholders and will oppose any common sense business move requiring their consent unless the Company agrees to their exorbitant demands. The Company calls on them to rescind their notice and related demands and instead grant approval for the Company to take action that would benefit all creditors and other stakeholders.”

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s current views and exceptions regarding economic conditions, the retail industry environment and RadioShack. These statements can be identified by the fact that they include words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning. We specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. These statements involve a number of risks and uncertainties that could cause our actual results or circumstances to differ materially from those expressed or implied in our forward-looking statements, including the possibility that the Company may be unable to successfully dispute the allegations of defaults under the term loan credit facility, the potential consequences of the allegations, including potential adverse effects on relationships between the Company and its business partners, other creditors (including in relation to cross-default provisions in our other credit agreement or debt indenture) and third parties, including suppliers and customers, the potential inability of the Company to successfully complete proposed restructuring transactions and the Company’s turnaround plan and the continued availability of working capital financing. Any or all of these matters could have a material adverse effect on RadioShack’s liquidity and financial viability. Additional factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, our ability to successfully execute and the effectiveness of our strategic turnaround plan and other initiatives, including our proposed store closure program; the underperformance or loss of certain of our important vendors, such as our wireless carrier providers, or breaches by them of our agreements with them; difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to changes wireless carrier providers and other suppliers make to their credit requirements, frequency of upgrade eligibility, or other operational matters, and the timing, completeness and accuracy of information we receive about such changes; a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; further adverse changes in RadioShack’s financial condition; availability of products and services and other risks associated with RadioShack’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general. Additional information regarding these and other factors is included in RadioShack’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2013 and Quarterly Reports on Form 10-Q.

ABOUT RADIOSHACK CORPORATION

RadioShack (NYSE: RSH) is a leading retailer focused on connecting customers with personalized solutions and discovering what’s possible through the latest in consumer technology. The company’s updated product assortment incorporates national brands, industry-leading private brand products and in-demand mobile devices from a wide selection of wireless carriers. Customers can shop top brands in headphones and speakers, wearable technology, smart toys and DIY supplies, connected home, power accessories and home entertainment at www.radioshack.com or in store. RadioShack’s global retail network includes more than 4,300 company-operated stores in the United States and Mexico and more than 1,200 dealer franchise stores in 25 countries. RadioShack employs approximately 27,000 knowledgeable associates globally to help customers find their technology solutions. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

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